Exhibit 10.1

AGREEMENT AND RELEASE

THIS AGREEMENT made the 10th day of June, 2004.

B E T W E E N

TUCOWS.com Co

(hereinafter referred to as “Tucows”)

- and -

Supriyo Sen

(hereinafter referred to as “  Mr.Sen  ”)

Tucows and Mr. Sen hereby agree to fully and irrevocably settle all previous, current and future issues between them concerning Mr. Sen’s employment with and cessation of employment from Tucows on June 10th 2004 (the “Termination Date”) on the following terms and conditions:

1.                                       Tucows will pay Mr. Sen a severance payment consisting of one month’s notice and nine month’s severance or one hundred fifty six thousand, two hundred and fifty dollars ($156,250), less applicable statutory deductions, payable in equal installments over six months. The notice payment will be taxed at Mr. Sen’s marginal tax rate with tax deductions from the remaining months being made at the applicable withholding tax rate.

2.                                       Tucows will pay Mr. Sen a pro rata bonus amount of thirty seven thousand five hundred dollars ($37,500).

3.                                       Tucows will provide to Mr. Sen medical benefits coverage for the period of notice and severance, or for 10 months.

4.                                       Tucows agrees to provide a six (6) month employment counseling program at the executive level through the consulting firm of Miller Dallas, should Mr. Sen wish to avail himself of these services. The cost of the program will be paid directly by Tucows to the consulting firm.

5.                                       The aforesaid severance payments and the lump sum severance payment are deemed to include any future vacation and holiday pay, including any statutory entitlements pursuant to the Employment Standards Act, Ontario.

6.                                       Mr. Sen’s stock options will continue to vest at a rate of 1,041.6 per month at $0.44 and 8,344.58per month at $0.37 in each of the ten months following the termination of employment date. The 2003 grant of 75,600 options will begin vesting August 5th 2004 at which time Mr. Sen will receive 19,125 options and a further 1,593.75 options per month for the remaining eight months of this agreement. All options vested prior to the termination date and all options vested during the severance period may be exercised, in whole or in part at any time prior to April 10th 2005.

7.                                       Mr. Sen shall promptly return all Tucows property (e.g. computer, equipment, cellular phone, credit cards, identification card, etc.) when asked.

8.                                       Tucows will provide Mr. Sen a suitable letter of reference.

9.                                       Mr. Sen acknowledges that in his role and any prior positions, Mr. Sen may have had access to confidential or proprietary information, and agrees that unless explicitly required by law, such information (written or oral) shall not be disclosed in any manner to any person or entity.

10.                                 Mr. Sen agrees that he shall not, within one year of the date of termination, either directly or indirectly, in partnership or jointly or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, whether as principal, agent, shareholder, director, officer, employee, consultant or in any other manner whatsoever, at any time solicit or accept any business from or the patronage of, or render any services to, sell or to contract or attempt to contract with any person, firm or corporation who is a customer or prospective customer of Tucows or an employee of Tucows.

11.                                 Mr. Sen agrees that he shall not, at any time within one year of the date of termination either individually or in partnership or jointly or in conjunction with any person as principal, consultant, agent, employee, shareholder, director, officer or in any other manner whatsoever carry on, or be engaged in, or be concerned with, or interested in, or advise, lend money to, guarantee the debts or obligations of, or permit his name or any part thereof to be used or employed by, any person engaged in or concerned with or interested in a business similar to or in competition with Tucows in the Province of Ontario.

12.                                 The terms of this Agreement and matters leading thereto shall not be disclosed by Mr. Sen except to his professional legal or accounting advisors or unless explicitly required by law.

13.                                 In consideration of the mutual promises and payments hereunder Mr. Sen agrees to execute the full and final Release attached hereto as Appendix “A”.  Mr. Sen acknowledges that this Agreement and Release hereby settles all issues between Tucows and Mr. Sen including, specifically, any and all issues under or in any way related to the cessation of Mr. Sen’s employment with Tucows.

14.                                 Mr. Sen fully understands all the terms of this irrevocable Agreement and after having had sufficient opportunity to obtain independent legal advice, voluntarily agrees to all of the terms and conditions of this Agreement which Mr. Sen acknowledges is entered into in good faith by Tucows.

15.                                 This Agreement is governed by the laws of the Province of Ontario and is enforceable in a Court of competent jurisdiction under the laws of the Province of Ontario.

DATED at Toronto this 16 day of June, 2004.

SIGNED, SEALED & DELIVERED

In the presence of:

TUCOWS INTERNATIONAL CORP.

Per:	/s/ Ann Elliott

Per:

/s/ Supriyo Sen

Witness

Supriyo Sen

APPENDIX “A”

R E L E A S E

SUPRIYO SEN (hereinafter referred to as the “Releasor”, which term includes heirs, executors, administrators, successors and assigns), in consideration of the terms and conditions set out in the Agreement attached hereto the sufficiency and receipt of which is hereby expressly acknowledged, hereby releases and forever discharges TUCOWS INTERNATIONAL CORP., its parents, its direct and indirect subsidiaries, affiliates, and its past and present officers, directors, agents, employees, successors and assigns, and all related and affiliated corporations and its officers, directors, agents, employees, successors and assigns (the “Released Parties” which term includes any on of the Released Parties) from all claims (other than claims for payments provided for or arising under the attached Agreement), causes of action or liabilities of any kind and nature whatsoever arising out of or in connection with any matter cause or thing to the date of this Agreement, other than claims under this Agreement, including, without limiting the generality of the foregoing, any claims arising out of the Releasor’s employment or the cessation of that employment with the Released Parties.

THE RELEASOR hereby specifically covenants, represents and warrants to the Released Parties that he has no further claim against the Released Parties for or arising out of his employment with the Released Parties or the termination of such employment including without limiting the generality of the foregoing, any claims for pay, notice of termination, pay in lieu of such notice, severance pay, expenses, bonus, overtime pay, interest, benefits and/or vacation pay and specifically including any claim under Ontario’s Employment Standards Act, the Ontario Labour Relations Act, 1995, and the Ontario Human Rights Code or any other similar legislation governing or related to the employment of the Releasor.  The Releasor also acknowledges that he has been paid all amounts owing to him under the foregoing statutes. In the event that the Releasor would hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding or make any complaint against the Released Parties or anyone connected with the Released Parties for or by reason of any cause, matter or thing, this document may be raised as an estoppel and complete bar to any such grievance, claim, demand, action, proceeding or complaint.

AND IT IS FURTHER AGREED that for the aforesaid consideration, the Releasor will pay the authorities any taxes or any employment insurance repayments or any interest, fines, penalties or other charges of any kind whatsoever that may be made, claimed or demanded against the Releasor or the Released Parties as a result of the payment of the amounts referred to in the attached Agreement and the Releasor hereby agrees to indemnify and save harmless the Released Parties from any and all claims or demands under the Income Tax Act of Canada, the Employment Insurance Act of Canada, and/or the Income Tax Act of the Province of Ontario, for or in respect of any failure on the part of the Released Parties to deduct and remit income tax or employment insurance payments from all or any part of the said consideration and any interest, fines or penalties relating thereto or arising therefrom, and any costs or expenses incurred in defending such claims or demands.

AND FOR THE CONSIDERATION THE RELEASOR agrees not to make any claim or take any proceeding in connection with any of the claims released by virtue of the preceding paragraphs against any other person or corporation who might claim contribution or indemnity from the Released Parties by virtue of the said claim or proceeding.

THE RELEASOR agrees that he has read the above Release and attached Agreement and has had the opportunity to obtain independent legal advice with respect thereto and understands that it contains a full and final release of all claims that he has, or may have, against the Released Parties and that there is no admission of liability on the part of the Released Parties and that such liability is denied.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 16 day of June, 2004.

SIGNED, SEALED AND DELIVERED	)
in the presence of	)
)
)
)
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	)	/s/ Supriyo Sen
Witness		SUPRIYO SEN